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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256



          ROFIN-SINAR REPORTS RECORD RESULTS FOR THE FOURTH QUARTER
                            AND FISCAL YEAR 2008

            ORDER ENTRY, SALES AND NET INCOME AT NEW RECORD LEVELS



Plymouth, MI / Hamburg, Germany -- November 6, 2008 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2008.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended            Twelve months ended
                    9/30/08   9/30/07   % Change   9/30/08   9/30/07  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $154,322  $130,490  +  18 %   $575,278  $479,675  +  20 %
Net income          $ 19,987  $ 16,414  +  22 %   $ 63,759  $ 55,277  +  15 %
Earnings per share
  "Diluted" basis   $   0.68  $   0.51  +  33 %   $   2.09  $   1.74  +  20 %

The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million and 32.0 million for each of the fiscal quarters and 30.4 million and 31.8 million for the twelve month periods ending September 30, 2008 and 2007.


"We are very proud to deliver another outstanding quarter and fiscal year with new record highs in order entry, sales and net income, despite weaker macroeconomic conditions," commented Gunther Braun, CEO and President of RSTI. "As expected, fourth quarter sales were impacted by slower business in the machine tool and semiconductor markets, which was offset by solid business in the electronics and solar cell industries. Our success in this challenging macroeconomic environment will depend on our ability to further diversify our markets, enhance our global presence and serve a broader customer base."



(page)

FINANCIAL REVIEW

Fourth Quarter

Net sales totaled $154.3 million for the fourth quarter ended September 30, 2008, an 18%, or $23.8 million, increase over the comparable quarter of fiscal year 2007. The weakening of the US Dollar, particularly against the Euro, resulted in a net sales increase of $7.6 million in the fourth quarter. Gross profit totaled $65.8 million, compared to $56.4 million in the same period of fiscal year 2007, and equaled 43% of net sales in both periods. Net income amounted to $20.0 million, or 13% of net sales, compared to $16.4 million, or 13% of net sales, in the same period last year. Diluted earnings per share equaled $0.68 for the quarter, based upon 29.3 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.51, based upon 32.0 million weighted-average common shares outstanding, for the same period last fiscal year.

SG&A expenses increased by $2.8 million to $24.9 million, representing 16% of net sales. In addition, the amortization expense in the fourth quarter of fiscal year 2008 decreased by $0.3 million to $0.9 million (1% of net sales). Net R&D expenses increased by $4.0 million to $11.2 million, representing 7% of net sales.

Compared to the fourth quarter ended September 30, 2007, net sales of laser products used for macro applications decreased by 4% to $56.8 million, accounting for 37% of total sales. Net sales of lasers for marking and micro applications increased by 35% to $82.7 million and represented 54% of total revenues. Sales of components increased by 42% to $14.8 million and represented 9% of total revenues.


Twelve Months

For the twelve months ended September 30, 2008, net sales totaled $575.3 million, an increase of $95.6 million, or 20%, over fiscal year 2007. The weakening of the US Dollar, particularly against the Euro, resulted in a net sales increase of $45.0 million. Gross profit for the period was $248.0 million, $44.7 million higher than in fiscal year 2007. Net income for the twelve month period ended September 30, 2008, totaled $63.8 million, with diluted earnings per share of $2.09 based upon the weighted average of 30.4 million common shares outstanding.

Net sales of lasers for macro applications increased by $32.8 million, or 16%, to $238.5 million and net sales of lasers for marking and micro applications increased by $47.2 million, or 20%, to $279.1 million. Sales of components increased by $15.7 million, or 37%, to $57.7 million from fiscal year 2007.

On a geographical basis, for the twelve months ended September 30, 2008, net sales in North America increased by 26% and totaled $142.0 million (2007:
$112.6 million). In Europe, net sales increased by 12% to $294.4 million (2007: $262.0 million) and in Asia, net sales increased by 32% to $138.9 million (2007: $105.1 million).

Order entry amounted to $602.1 million for the fiscal year 2008 and $148.5 million for the fourth quarter, which resulted in an order backlog on September 30, 2008, of $143.4 million, mainly for laser products.

In fiscal year 2008, the Company completed its buyback program and 2.8 million shares of common stock were repurchased for a total amount of approximately $120.0 million.

(page)

OUTLOOK
"The general slowdown of the industrial markets and recent fluctuations in exchange rates will have an impact on first quarter business. Although mid-term predictions are more difficult, we are confident that our focus on emerging industries and regions is the right strategy for sustained long-term success," commented Dr. Peter Wirth, Executive Chairman of the Board.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore, Japan and Chine, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 31,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, November 6, 2008. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Refferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).

(Tables to follow)

































(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Twelve months
                                       ended                   ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                9/30/08      9/30/07     9/30/08     9/30/07
                               ----------  ----------  ----------  ----------
-Macro                         $  56,806   $  58,889   $ 238,518   $ 205,771
-Marking/Micro                    82,724      61,167     279,123     231,920
-Components                       14,792      10,434      57,637      41,984
                               ----------  ----------  ----------  ----------
Net sales                        154,322     130,490     575,278     479,675
Cost of goods sold                88,571      74,053     327,286     276,402
                               ----------  ----------  ----------  ----------
    Gross profit                  65,751      56,437     247,992     203,273
Selling, general, and
    administrative expenses       24,893      22,113     103,781      86,468
Intangibles amortization             931       1,227       6,769       4,251
Research and development expenses 11,233       7,187      41,113      27,830
                               ----------  ----------  ----------  ----------
    Income from operations        28,694      25,910      96,329      84,724
Other expenses (income)          ( 2,942)        319     ( 1,470)    ( 3,517)
                               ----------  ----------  ----------  ----------
    Income before income tax
      and minority interest       31,636      25,591      97,799      88,241
Income tax expense                11,566       8,751      33,466      31,838
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  20,070      16,840      64,333      56,403
Minority interest                     83         426         574       1,126
                               ----------  ----------  ----------  ----------
    Net income                  $ 19,987    $ 16,414    $ 63,759    $ 55,277
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.68    $   0.51    $   2.09    $   1.74
 ** "basic" basis               $   0.69    $   0.53    $   2.15    $   1.79


* The diluted earnings per share calculation reflects the stock split of December 5, 2007, and is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million and 32.0 million for each of the fiscal quarters and 30.4 million and 31.8 million for the twelve month periods ending September 30, 2008 and 2007.


** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.9 million and 31.1 million for the fiscal quarters ending September 30, 2008 and 2007, and 29.6 million and 31.0 million for the twelve month periods.








(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                       At            At
                                                     9/30/08       9/30/07
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 116,471      $ 228,209
  Trade accounts receivable, net                     117,910        103,660
  Inventories net                                    153,267        135,806
  Other current assets                                18,707         19,561
                                                   -----------    ----------
    Total current assets                             406,355        487,236
  Net property and equipment                          56,226         43,843
  Other non-current assets                           121,079         95,145
                                                   -----------    ----------
    Total non-current assets                         177,305        138,988
                                                   -----------    ----------
    Total assets                                   $ 583,660      $ 626,224
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  54,706      $  27,952
  Accounts payable, trade                             21,176         18,197
  Other current liabilities                           72,519         96,179
                                                   -----------     ---------
    Total current liabilities                        148,401        142,328

  Long-term debt                                      11,968         12,639
  Other non-current liabilities                       21,033         22,334
                                                   -----------     ---------
    Total liabilities                                181,402        177,301
    Net stockholders' equity                         402,258        448,923
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 583,660      $ 626,224
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as our success in this challenging macroeconomic environment will depend on our ability to further diversify our markets, enhance our global presence and serve a broader customer base or although mid-term predictions are more difficult, we are confident that our focus on emerging industries and regions is the right strategy for sustained long-term success, is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.